UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

(540) 542-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Trex Company, Inc. (the “Company”) has announced that on August 19, 2013, the U.S. District Court for the Northern District of California granted preliminary approval of a Settlement Agreement that will resolve a nationwide class action lawsuit filed in California alleging certain misrepresentations and defects in Trex’s first-generation composite products relating to mold growth and color issues.

Under the terms of the settlement, Trex will provide to qualified claimants a one-time cash payment or the opportunity to receive other relief, including a rebate certificate on its newer-generation shelled products (Trex Transcend® and Trex Enhance®). This relief would be available for any eligible consumer whose first-generation composite product has a certain level of mold growth, color fading or color variation and who meets certain other requirements, as set forth in the Settlement Agreement. The settlement applies to any Trex first-generation composite product purchased between August 1, 2004 and the date on which the Court enters its Order granting preliminary approval of the settlement. The claim resolution process and other terms of the settlement are described in the Settlement Agreement and class notice, which will soon be available on www.trex.com/legal/2013classactionsettlement.aspx. The cost to Trex under the settlement is capped at $8.25 million plus $1.475 million in attorneys’ fees to be paid to the Plaintiffs’ counsel upon final approval of the settlement by the Court.

In addition to the above described relief, Trex has agreed to discontinue the manufacture of non-capped composite products (Trex Accents®) by December 31, 2013, provide a video demonstrating cleaning instructions for non-capped composite products on its website, and distribute warranty pads to retailers.

The Company has denied any liability in the settlement and has agreed to the settlement in order to avoid additional expensive, time consuming litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: August 22, 2013	/s/ Ronald W. Kaplan

Ronald W. Kaplan Chairman, President and Chief Executive Officer (Duly Authorized Officer)